Exhibit 99.1

Julie McDowell Vice President, Corporate Communications 610-948-2836

FOR IMMEDIATE RELEASE	October15, 2003

TELEFLEX REPORTS THIRD QUARTER 2003 RESULTS:
REVENUES INCREASED 8% IN THE QUARTER

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today reported revenues in the third quarter ended September 28, 2003 increased 8 percent to $550.9 million compared to $508.2 million for the year-ago quarter. Net income in the quarter was $18.2 million, a 31 percent decline from $26.3 million in the prior year and diluted earnings per share were 45 cents compared to 66 cents in the prior year. In 2002, third quarter results included a benefit from income tax settlements which contributed $3.1 million to net income, or 8 cents per diluted share.

     Revenues in the first nine months of 2003 were $1.7 billion, a 7 percent increase compared to $1.6 billion last year. Net income in the first nine months was $79.3 million compared to $90.2 million for the same period in 2002. Diluted earnings per share were $1.99 compared to $2.27 per share for the same period a year ago.

     Commenting on results and the current outlook, Jeffrey P. Black, president and chief executive officer, said, “While results for the third quarter were disappointing, Teleflex maintains solid fundamentals – a strong balance sheet and good cash flow. Teleflex overall continued to grow revenues and our Medical Segment again delivered double-digit growth in sales and operating profit. Results were negatively impacted by weakness in some of our end markets and the performance of our Aerospace Segment.”

     “During the remainder of the year we will continue to focus on improving operational efficiency, capitalizing on new products and acquisitions, and positioning our businesses for future growth. At this time, we expect the fourth quarter to improve from an operating profit standpoint when compared with the fourth quarter a year ago. However, we expect fourth quarter earnings per share to be lower than the prior year. In 2002, fourth quarter earnings per share included non-operating gains of $10 million, or 16 cents per share after tax. We now anticipate earnings for the full year 2003 to be at the lower end of our previously announced range of $2.75 to $2.90.”

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     The Commercial Segment reported sales of $279.2 million in the quarter, a 7 percent increase with gains in both the Automotive and Industrial product lines. Automotive sales increased as a result of core growth from new products and programs in Europe and Asia and favorable currency rates. Industrial sales increased largely as a result of acquisitions. Marine product line sales fell slightly as a result of weaker demand in the marine aftermarket. Operating profit for the segment declined 16 percent due to expenses related to the curtailment of manufacturing at an automotive site in North America, a decline of higher-margin sales in the marine product lines, and a decline in the demand for alternative fuel vehicles in North America.

     Medical Segment sales were $139.6 million in the third quarter, a 24 percent increase over the prior year. Both product lines, Health Care Supply and Surgical Devices, reported double-digit gains in revenue and operating profit. Health Care Supply sales and operating profit improved due to positive currency effects and new product sales. Surgical Devices sales and operating profit increased due to acquisitions. Operating profit for the segment improved 19 percent as a result of acquisitions, core growth, and currency, although acquisitions served to lower margins for this segment overall.

     Aerospace Segment sales declined 1 percent in the quarter to $132.0 million. Declines in sales for the Industrial Gas Turbine Services, Cargo Systems and Manufactured Components product lines were partially offset by an increase in Repair Services. The increase in Repair Services can be attributed to additional sales of lower margin service offerings. Operating profit declined over 90 percent due largely to losses in the Industrial Gas Turbine Services product line. Weaker demand and pricing constraints in the aerospace and power generation markets continued to impact this segment.

     As previously announced, Teleflex will comment on third quarter 2003 results on a conference call to be held Thursday, October 16th, at 11:00 a.m. (EDT). The call will be archived and available on the company’s website at www.teleflex.com.

The figures are as follows:

COMPARATIVE SUMMARY OF REVENUES AND EARNINGS
(Unaudited)

			Percent
Three Months Ended	September 28, 2003	September 29, 2002	Change
Sales
Commercial Products	$279,241,000	$262,116,000	7%
Medical Products	139,644,000	112,223,000	24%
Aerospace Products	131,965,000	133,899,000	(1%)

Total	$550,850,000	$508,238,000	8%
Operating Profit
Commercial Products	$15,815,000	$18,742,000	(16%)
Medical Products	20,992,000	17,617,000	19%
Aerospace Products	469,000	7,954,000	(94%)

Total	$37,276,000	$44,313,000	(16%)

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COMPARATIVE SUMMARY OF REVENUES AND EARNINGS (continued)
(Unaudited)

			Percent
Three Months Ended	September 28, 2003	September 29, 2002	Change
Less:
Interest expense	6,580,000	6,280,000	5%
Corporate expenses	5,387,000	4,893,000	10%

Income before taxes	25,309,000	33,140,000	(24%)
Taxes on income	7,087,000	6,860,000	3%

Net income	$18,222,000	$26,280,000	(31%)

Earnings per share
Basic	$.46	$.67	(31%)
Diluted	$.45	$.66	(32%)
Average shares outstanding
Basic	39,655,000	39,341,000
Diluted	40,072,000	39,820,000

			Percent
Nine Months Ended	September 28, 2003	September 29, 2002	Change
Sales
Commercial Products	$897,257,000	$819,516,000	9%
Medical Products	387,468,000	332,999,000	16%
Aerospace Products	390,291,000	410,425,000	(5%)

Total	$1,675,016,000	$1,562,940,000	7%
Operating Profit
Commercial Products	$77,847,000	$74,130,000	5%
Medical Products	61,615,000	53,378,000	15%
Aerospace Products	4,322,000	30,271,000	(86%)

Total	$143,784,000	$157,779,000	(9%)
Less:
Interest expense	19,755,000	18,555,000	6%
Corporate expenses	15,423,000	14,076,000	10%
Non-operating gain	(3,068,000)	—	—

Income before taxes	111,674,000	125,148,000	(11%)
Taxes on income	32,376,000	34,914,000	(7%)

Net income	$79,298,000	$90,234,000	(12%)

Earnings per share
Basic	$2.01	$2.30	(13%)
Diluted	$1.99	$2.27	(12%)
Average shares outstanding
Basic	39,547,000	39,207,000
Diluted	39,870,000	39,809,000

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 28, 2003	December 29, 2002
Assets
Current assets
Cash and cash equivalents	$46,553,000	$44,494,000

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CONDENSED CONSOLIDATED BALANCE SHEET (continued)
(Unaudited)

	September 28, 2003	December 29, 2002
Accounts receivable, net	452,336,000	401,888,000
Inventories	430,355,000	365,535,000
Prepaid expenses	23,462,000	25,978,000

	952,706,000	837,895,000
Property, plant and equipment, net	635,700,000	604,241,000
Goodwill	278,275,000	257,999,000
Intangibles and other assets	105,242,000	68,810,000
Investments in affiliates	35,962,000	44,439,000

	$2,007,885,000	$1,813,384,000

Liabilities and shareholders’ equity
Current liabilities
Current borrowings	$234,952,000	$182,776,000
Accounts payable and accrued expenses	317,599,000	276,938,000
Income taxes payable	48,780,000	38,769,000

	601,331,000	498,483,000
Long-term borrowings	216,990,000	240,123,000
Deferred income taxes and other	178,644,000	162,497,000

	996,965,000	901,103,000
Shareholders’ equity	1,010,920,000	912,281,000

	$2,007,885,000	$1,813,384,000

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

Nine Months Ended	September 28, 2003	September 29, 2002
Cash flows from operating activities	$155,365,000	$150,588,000
Cash flows from financing activities:
Proceeds from new borrowings	—	1,457,000
Reduction in long-term borrowings	(21,109,000)	(23,796,000)
Increase in current borrowings and demand loans	28,288,000	4,857,000
Stock compensation plans	3,786,000	9,696,000
Dividends	(22,937,000)	(20,771,000)

	(11,972,000)	(28,557,000)

Cash flows from investing activities:
Expenditures for plant assets	(67,476,000)	(66,563,000)
Payments for businesses acquired	(74,436,000)	(49,863,000)
Proceeds from the sale of businesses and other	578,000	1,924,000

	(141,334,000)	(114,502,000)

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CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (continued)
(Unaudited)

Nine Months Ended	September 28, 2003	September 29, 2002
Net increase in cash and cash equivalents	2,059,000	7,529,000
Cash and cash equivalents at the beginning of the period	44,494,000	46,900,000

Cash and cash equivalents at the end of the period	$46,553,000	$54,429,000

Teleflex At A Glance:

Teleflex is a diversified industrial company with annual revenues of more than $2 billion. The company designs, manufactures and distributes quality engineered products and services for the aerospace, medical, automotive, marine and industrial markets worldwide. Teleflex employs more than 18,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex, including a recent archived conference call with analysts and investors, can be obtained from the company’s website on the Internet at www.teleflex.com.

Forward-looking information:
 Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that may cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Securities and Exchange Commission filings.

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